EXHIBIT 10.63

FIRST AMENDMENT

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to the Employment Agreement dated December 20, 2007 (the “Employment Agreement”), by and between C&D Technologies, Inc., a Delaware corporation (the “Company”) and Ian J. Harvie (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as the Company’s Vice President and Chief Financial Officer; and

WHEREAS, the Company desires to continue to employ the Executive in an executive capacity and the Executive desires to continue to be so employed, on the terms and conditions set forth in the Employment Agreement as amended herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

Section 9 (c) is deleted and shall be replaced in its entirety as follows:

9 (c) “Termination without Cause or Breach Termination. Upon the termination of employment that is not by reason of a Change of Control Termination, but results from either (1) a termination by the Company without Cause (excluding a termination due to death or Disability), or (2) a termination by you which is a Breach Termination (as defined below), you shall also receive the following payments; provided, however, that any payment made under this Section 9(c) shall be reduced by any amount paid or payable to you with respect to the same type of payment under any other plan maintained by the Company to avoid duplication of payments:

(i) The Company shall pay you an amount equal to your Base Salary at the rate in effect on the date of termination plus $10,000. Payment of such amount will commence in the form of normal payroll installments through the period ending as of the end of the second month following the later of (A) the calendar year in which your termination of employment occurs or (B) the taxable year of the Company in which your termination of employment occurs. The balance of such payments shall be made in a single lump sum payable within the fifteen day period immediately following the end of the month in which installment payments are to cease.

(ii) The Company shall pay you an amount equal to your Targeted Bonus Amount (as defined below). This bonus shall be paid when bonuses are paid to other senior executives of the Company for the year in which your termination of employment occurs but, notwithstanding the foregoing, it shall be paid no later than the 15th day of the third month following the earlier of (A) the calendar year in which your termination of employment occurs or (B) the taxable year of the Company in which your termination of employment occurs.

(iii) The Company shall, until the earlier of 12 months after the date of termination and such time that the Executive obtains alternative coverage, pay or reimburse the Executive for the Company’s and the Executive’s portion of the cost to provide the Executive and the Executive’s eligible beneficiaries (if applicable) health and medical coverage under the Company’s health and medical plans provided that the Executive timely elects COBRA coverage upon termination of employment. In addition, for one year after the date of termination, the Company shall provide the Executive with life insurance coverage under the Company’s life insurance policy. Notwithstanding the foregoing, to the extent the Company’s plans do not permit the continued participation by the Executive and/or the Executive’s eligible beneficiaries or such participation would have an adverse tax impact on such plans or on the other participants in such plans or the continued participation is otherwise prohibited by applicable law, or if such continuance would constitute nonqualified deferred compensation that does not comply with Section 409A, the Company may instead provide materially equivalent benefits to the Executive and/or the Executive’s eligible beneficiaries outside such plans. For purposes of this Agreement, “materially equivalent benefits” means the aggregate premiums that the Company would have paid to maintain the Executive’s coverage under the health, medical and life insurance plans. The Executive agrees to complete such forms and take such physical examinations as may be reasonably requested by the Company in connection with life insurance coverage.

As used in this Section 9(c), your “Targeted Bonus Amount” shall mean (x) the higher of 50% and the percentage of your targeted bonus in effect before the date of termination for purposes of determining your Annual Bonus for the year in which your termination occurs, times (y) the amount of your Base Salary as in effect for the year in which your termination occurs. Also, as used in this Section 9(c), a “Breach Termination” means a termination of your employment by you by written Termination Notice given to the Company within 90 days after the occurrence of any action or inaction that constitutes a material breach by the Company of the Agreement. A Termination Notice for a Breach Termination shall indicate the specific action or inaction that constitutes the material breach, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Breach Termination, and shall provide the Company a minimum of 30 days in which to remedy such facts or circumstances. Your failure to set forth in such Termination Notice any facts or circumstances which contribute to the showing of Breach Termination shall not constitute your waiver of any right hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. The Termination Notice for a Breach Termination shall provide for a date of termination not less than 30 nor more than 60 days after the date such Termination Notice is given.

Notwithstanding the foregoing, should a termination of employment by the Company without Cause or a Breach Termination occur within six months prior to, or within one year after, a Change of Control, your termination shall be considered a Change of Control Termination and you shall vest in the payments and benefits set forth in Exhibit A. Any such payments or benefits shall be offset by any payments or benefits that you may have been already paid or received due to the occurrence of the termination of employment prior to the Change of Control, and shall be paid in accordance with Exhibit A.”

The effective date of this First Amendment to the Employment Agreement shall be February 3, 2009.

All other terms and conditions of the Employment Agreement shall remain unchanged and in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:	C&D TECHNOLOGIES, INC.

/s/ Ian J. Harvie	By:	/s/ Jeffrey A. Graves
Ian J. Harvie		Jeffrey A. Graves
	Title:	President & Chief Executive Officer

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